SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant [x]
Filed by party other than the registrant  [ ]

Check the appropriate box:

[ ]     Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]     Definitive proxy statement
[ ]     Definitive additional materials
[ ] Soliciting material pursuant to /section/240.14a-11(c) or /section/240.14a-12



                            Catalina Lighting, Inc.
                (Name of Registrant as Specified in Its Charter)



                             Janet P. Ailstock, Esq.
                   (Name of Person(s) Filing Proxy Statement)



Payment of filing fee (check the appropriate box):

[x]  No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

                             CATALINA LIGHTING, INC.

                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 10, 1998

                             ----------------------

         The Annual Meeting of Stockholders of Catalina Lighting, Inc., a Florida corporation (the "Company"), will be held on June 10, 1998 at 10:00 a.m. local time at the Company's corporate office located at 18191 N.W. 68th Avenue, Miami, Florida 33015, for the following purposes:

         1. To elect seven persons to the Company's Board of Directors to hold office until their respective terms of office shall expire and until their respective successors are duly elected and qualified;

         2. To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's auditors for the year ended September 30, 1998; and

         3. To transact such other business as may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 30, 1998 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders and at any adjournments or postponements thereof.

                                           By order of the Board of Directors

                                           THOMAS M. BLUTH, Secretary

Miami, Florida
May 6, 1998

         ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AT THEIR EARLIEST CONVENIENCE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

                             CATALINA LIGHTING, INC.
                             18191 N.W. 68TH AVENUE
                              MIAMI, FLORIDA 33015

                                   ----------
                                 PROXY STATEMENT
                                   ----------

                       1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 10, 1998

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Catalina Lighting, Inc., a Florida corporation (the "Company") of Proxies for use at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's corporate office, 18191 N.W. 68th Avenue, Miami, Florida 33015, on June 10, 1998 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof.

         The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expense of transmitting copies of the proxy material to the beneficial owners of stock held in their names will be borne by the Company. Certain officers and regular employees of the Company or its subsidiaries, without additional expense, may use their personal efforts, by telephone or otherwise, to obtain proxies.

         The Annual Report of the Company for the fiscal year ended September 30, 1997 accompanies this Proxy Statement.

         You are urged to date, sign and promptly mail the enclosed proxy in the enclosed addressed envelope, which requires no postage in the United States.

OUTSTANDING STOCK AND VOTING RIGHTS

         In accordance with the Bylaws of the Company, the Board of Directors of the Company (the "Board") has fixed the close of business on April 30, 1998 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only stockholders of record on that date will be entitled to vote. A stockholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy-holders or the Company at any time before it is voted. Unless authority is withheld, proxies which are properly executed will be voted for the proposal set forth thereon. Although a stockholder may have given a proxy, such stockholder may nevertheless attend the Annual Meeting, revoke the proxy before it is exercised and vote in person.

         As of April 30, 1998, the Record Date, there were 7,109,069 issued and outstanding shares of the common stock of the Company, $.01 par value (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of one third of the shares entitled to vote at any meeting of stockholders. If a quorum exists, the proposals covered by this Proxy Statement will require an affirmative vote of the holders of a majority of the shares of Common Stock represented and voting in person or by proxy at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, to the best knowledge of the Company, information with respect to the Company's Common Stock beneficially owned on April 30, 1998 by those who were the beneficial owner of more than 5% of the Company's stock.

NAME AND ADDRESS OF                   COMMON STOCK
 BENEFICIAL OWNER                BENEFICIALLY OWNED(1)            PERCENTAGE
-------------------              ---------------------            ----------

Nathan Katz.......................        630,742(2)                   8.6%
55 Norfolk Avenue
Easton, MA

Wai Check Lau.....................        588,200(3)                   8.3%
6/F, Kenning Industrial Bldg.
19 Wang Hoi Road
Kowloon Bay, Hong Kong

Robert Hersh......................        433,300(4)(7)                5.8%
18191 N.W. 68th Avenue
Miami, Florida 33015

Dean S. Rappaport.................        367,100(5)(7)                4.9%
18191 N.W. 68th Avenue
Miami, Florida 33015

William D. Stewart................        265,500(6)(7)                3.6%
18191 N.W. 68th Avenue
Miami, Florida 33015

Heartland Advisors, Inc...........      1,198,400(8)                  16.9%
790 North Milwaukee Street
Milwaukee, WI 53202

Dimensional Fund Advisors, Inc..          451,600(9)                   6.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 9040

---------------------------------

(1) Includes shares which may be acquired pursuant to vested stock options and options which become exercisable 60 days thereafter or shares for which the stockholder has the power to direct the vote.

(2)  Includes shares purchasable through the exercise of options as follows:
     55,000 shares at $1.75 per share, 50,000 shares at $4.875 per share, 50,000 shares at $5.25 per share and 62,500 shares at $6.75 per share.

(3) Includes 477,500 shares issued to Go-Gro Holdings Limited, which is owned by Wai Check Lau and 7,500 shares issued to Amy Yuen Ying Lau Cheung, the wife of Wai Check Lau. In July 1994, as part of the acquisition of Go-Gro Industries Limited ("Go-Gro"), Wai Check Lau and Amy Yuen Ying Lau Cheung each delivered an irrevocable proxy to Catalina Asia, an entity controlled by the Company. Catalina Asia has a proxy to vote 558,200 shares beneficially owned by Mr. Lau and an additional 80,400 shares of the Company also issued to previous shareholders of Go-Gro upon the acquisition. The 638,600 shares are voted at the direction of Messrs. Hersh, Rappaport, and Stewart, members of the Board of Directors of Catalina Asia.

(4)  Includes shares purchasable through the exercise of options as follows:
     109,200 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 62,500 shares at $6.75 per share.

(5)  Includes shares purchasable through the exercise of options as follows:
     106,600 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 62,500 shares at $6.75 per share.

(6)  Includes shares purchasable through the exercise of options as follows:
     20,000 shares at $1.75 per share, 30,000 shares at $2.50 per share, 20,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 62,500 shares at $6.75 per share.

(7) In addition, Messrs. Hersh, Rappaport and Stewart, jointly have a power to vote 638,600 shares owned by previous shareholders of Go-Gro Industries Limited pursuant to irrevocable proxies. These shares are not included in their amounts of shares beneficially owned.

(8) Heartland Advisors, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,198,400 shares of Catalina Lighting, Inc. stock, all of which shares are held in investment advisory accounts. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The interest of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the class.

(9) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 451,600 shares of Catalina Lighting, Inc. stock as of March 30, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

         The following table sets forth, to the best knowledge of the Company, the shares of Common Stock beneficially owned at April 30, 1998 by each director and executive officer and by all executive officers and directors of the Company as a group. Mr. Wachs is not standing for re-election to the Board.

                                                   COMMON STOCK
NAME OF BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)              PERCENTAGE
------------------------                       ---------------------              ----------
Robert Hersh.........................              433,300(2)(14)                      5.8%

Dean S. Rappaport....................              367,100(3)(14)                      4.9%

William D. Stewart...................              265,500(4)(14)                      3.6%

Leonard Sokolow......................               41,000(5)                           *

Ryan R. Burrow.......................               20,700(6)                           *

Henry Latimer........................               14,495(7)                           *

Jeffrey S. Silverman................                27,000(8)                           *

Robert Wachs.........................              109,250(9)                          1.5%

Nathan Katz..........................              630,742(10)                         8.6%

Wai Check Lau........................              588,200(11)                         8.3%

Thomas Bluth.........................               22,833(12)                          *

David Sasnett........................               18,400(13)                          *

All executive officers, former
executive officer and directors of
the Company and its subsidiaries as
a group (12 persons).................            2,618,920(15)                        31.2%

   * less than 1%

---------------------------
(1) Includes shares which may be acquired pursuant to vested stock options and options which become exercisable 60 days thereafter.

(2)  Includes shares purchasable through the exercise of options as follows:
     109,200 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 62,500 shares at $6.75 per share.

(3)  Includes shares purchasable through the exercise of options as follows:
     106,600 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 62,500 shares at $6.75 per share.

(4)   Includes shares purchasable through the exercise of options as follows:
      20,000 shares at $1.75 per share, 30,000 shares at $2.50 per share, 20,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 62,500 shares at $6.75 per share.

(5)   Includes shares purchasable through the exercise of options as follows:
      25,000 shares at $4.875 per share, 2,000 shares at $7.875 per share, 2,000 shares at $5.375 per share, 2,000 shares at $6.875 per share, 2,000 shares at $10.75 per share, 2,000 shares at $6.625 per share, 2,000 shares at $3.75 per share and 2,000 shares at $6.25 per share.

(6) Includes 500 shares owned by Mr. Burrow's wife and shares purchasable through the exercise of options as follows: 2,000 shares at $6.625, 2,000 shares at $10.75, 2,000 shares at $6.25 and 12,000 shares at $3.75.

(7)   Includes shares purchasable through the exercise of options as follows:
      2,000 shares at $6.25 per share and 12,000 shares at $3.75.

(8) Includes 2,000 shares purchasable through the exercise of options at $3.75 per share.

(9)   Includes shares purchasable through the exercise of options as follows:
      50,000 shares at $1.75 per share, 25,000 shares at $4.875 per share, 2,000 shares at $12.125 per share, 2,000 shares at $3.75, 2,000 shares at $7.875 per share, 2,000 shares at $3.375 per share, 2,000 shares at $5.375 per share, 2,000 shares at $6.875 per share, 2,000 shares at $10.75 per share, 2,000 shares at $6.625 per share and 2,000 shares at $6.25 per share. Also includes 2,450 shares owned by members of Mr. Wach's immediate family.

(10)  Includes shares purchasable through the exercise of options as follows:
      55,000 shares at $1.75 per share, 50,000 shares at $4.875 per share, 50,000 shares at $5.25 per share and 62,500 shares at $6.75 per share.

(11) Includes 477,500 shares issued to Go-Gro Holdings Limited, which is owned by Wai Check Lau and 7,500 shares issued to Amy Yuen Ying Lau Cheung, the wife of Wai Check Lau. In July 1994, as part of the acquisition of Go-Gro Industries Limited ("Go-Gro"), Wai Check Lau and Amy Yuen Ying Lau Cheung each delivered an irrevocable proxy to Catalina Asia, an entity controlled by the Company. Catalina Asia has a proxy to vote 558,200 shares beneficially owned by Mr. Lau and an additional 80,400 shares of the Company also issued to previous shareholders of Go-Gro upon the acquisition. The 638,600 shares are voted at the direction of Messrs. Hersh, Rappaport, and Stewart, members of the Board of Directors of Catalina Asia.

(12) Includes 20,833 shares purchasable through the exercise of options at $4.125 per share.

(13) Includes 17,500 shares purchasable through the exercise of options at $4.125 per share.

(14) Messrs. Hersh, Rappaport and Stewart, jointly have a power to vote 638,600 shares owned by previous shareholders of Go-Gro Industries Limited pursuant to irrevocable proxies. These shares are not included in the amount of shares beneficially owned by these executive officers.

(15) Includes an additional 80,400 shares owned by previous shareholders of Go-Gro Industries Limited. These shares are included in the 638,600 shares which Messrs. Hersh, Rappaport and Stewart jointly have a power to vote pursuant to irrevocable proxies.

                              ELECTION OF DIRECTORS

         The Bylaws of the Company provide that each director is to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal. It is not expected that any of the nominees will be unable to stand for election or be unable to serve if elected. In the event that any nominee is unable to serve for any reason, the proxies will be voted in the discretion of the proxy-holders.

         The following table sets forth, as of April 30, 1998, certain information with respect to the nominees for director.
                                                                     DIRECTOR
NAME                   AGE     POSITION WITH THE COMPANY              SINCE
----                   ---     -------------------------             --------

Robert Hersh            51     Chairman, Chief Executive Officer,      1988
                               President, Director

Dean Rappaport          46     Executive Vice President,               1988
                               Chief Operating Officer, Director

William D. Stewart      49     Executive Vice President, Director      1994

Ryan R. Burrow          37     Director                                1994

Henry Latimer           60     Director                                1996

Jeffrey S. Silverman    52     Director                                1997

Leonard Sokolow         41     Director                                1990


         ROBERT HERSH has been the President and Chief Executive Officer of the Company since April 1991, Chairman of the Board since June 1991 and a Director of the Company since April 1988. Mr. Hersh served as the Executive Vice President of the Company from 1985 to April 1991 and as Secretary from June 1989 until June 1991.

         DEAN S. RAPPAPORT has been an Executive Vice President of the Company since January 1988 and a Director of the Company since April 1988. From January 1988 to November 1996 Mr. Rappaport was Chief Financial Officer and Treasurer of the Company. Mr. Rappaport was promoted to Chief Operating Officer of the Company in November 1996. From 1984 until he joined the Company, Mr. Rappaport was a partner with Wachsman & Rappaport, P.A., a public accounting firm located in Margate, Florida.

         WILLIAM D. STEWART has been an Executive Vice President of the Company since 1989, and a Director of the Company since April 1994. From 1985 until he joined the Company, Mr. Stewart was an Executive Vice President of Crest Industries, Inc., a distributor of home improvement products.

         RYAN R. BURROW has been a Director of the Company since April 1994. Mr. Burrow has been the President of BPI Global Asset Management LLP since March 1997. Mr. Burrow was Managing Director for STI Capital Management from August 1993 to March 1997. Mr. Burrow served as a Senior Vice President of Sun Bank, N.A. from February 1990 to August 1993 and from September 1987 to February 1990 was a Senior Vice President for the Bank of New York/Irving Trust Company.

         HENRY LATIMER has been a Director of the Company since February 1996. Mr. Latimer is the Managing Partner, Fort Lauderdale office, of the law firm of Eckert, Seamans, Cherin & Mellott. He was formerly a partner with the law firm of Fine, Jacobson, Schwartz, Nash & Block from 1983 to 1994. Mr. Latimer presently serves as a director of Florida Panthers Holdings, Inc.

         JEFFREY S. SILVERMAN joined Ply Gem Industries, Inc. as a Director in 1981. He became Executive Vice President in 1982, President in 1984 and was Chairman of the Board and Chief Executive Officer from 1985 through August 1997, the date Ply Gem was acquired by Nortek Industries. Prior to joining Ply Gem Industries he was managing general partner of an investment partnership. Mr. Silverman was named Man of the Year by the Building Materials Industry in 1987, and Entrepreneur of the Year by Inc. Magazine, Ernst & Young, and Merrill Lynch in 1991. Mr. Silverman presently serves as a director of Realco, Inc. Mr. Silverman was a member of the Board of Trustees of Long Island University, the Board of Governors of the American Stock Exchange, the Howard Samuels Center at CCNY and the American Business Conference.

         LEONARD SOKOLOW has been a Director of the Company since March 1990. Mr. Sokolow is the President of Union Atlantic LC. In August 1993 Mr. Sokolow was appointed as President of Genesis Partners, Inc., and also became President of Union Atlantic LC in September 1996. Mr. Sokolow was Executive Vice President-Operations, Administration and Finance of Windmere Corporation from March 1990 to July 1993, and Senior Vice President of Windmere from February 1989 to March 1990 and General Counsel of Windmere from December 1988 to July 1993. Prior to joining Windmere, Mr. Sokolow was a partner with the law firm of Hornsby and Whisenand, P.A., practicing in the area of international and domestic corporate, securities and tax law. Mr. Sokolow presently serves as a director of Ezcony Interamerica, Inc. and as the Chairman and Chief Executive Officer of The Americas Growth Fund, Inc. The shares of The America's Growth Fund and Ezcony Interamerica are traded on NASDAQ.

                      MEETINGS AND COMMITTEES OF DIRECTORS

         Four meetings of the Board of Directors were held during the past fiscal year; in addition, the Directors did not act through any unanimous written consents. The Company has a Compensation and Stock Option Committee, consisting of Messrs. Burrow, Latimer and Sokolow, an Audit Committee composed of Messrs. Sokolow and Burrow and a Nominating Committee consisting of Messrs. Latimer, Silverman and Hersh. During fiscal 1997, no director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he was a director and (2) the total number of meetings held by all committees of the Board on which he served.

COMPENSATION AND STOCK OPTION COMMITTEE - The Compensation and Stock Option Committee is responsible for developing the Company's executive compensation strategy and for administering the policies and programs that implement this strategy. The Committee is composed of Ryan R. Burrow, Henry Latimer and Leonard Sokolow, all of whom are independent non-employee directors.

NOMINATING COMMITTEE - The Nominating Committee selects nominees to the Board of Directors. The Board will consider nominees recommended by stockholders of the Company if submitted to the Chairman of the Board not less than 150 days prior to an Annual Meeting of Stockholders.

AUDIT COMMITTEE - The Audit Committee of the Board of Directors recommends a firm to be selected as the independent auditors to audit Catalina's financial statements and to perform other audit-related services. In addition, the Audit Committee reviews the scope and results of the audits that are conducted by the independent auditors, reviews interim and year-end results with management and considers the adequacy of Catalina's internal accounting procedures. During fiscal 1997, the Audit Committee met one time.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information about the compensation of the Company's CEO and each of the other four most highly compensated executive officers of the Company during the fiscal years ended September 30, 1997, 1996 and 1995 for services in all capacities.

                                              SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                  ANNUAL COMPENSATION                        AWARDS
                                      --------------------------------------------    --------------------
                                                                                            SECURITIES
    NAME AND              FISCAL                                    OTHER ANNUAL           UNDERLYING            ALL OTHER
PRINCIPAL POSITION         YEAR         SALARY        BONUS(1)     COMPENSATION(2)          OPTIONS(3)         COMPENSATION(4)
------------------        ------        ------        --------     ---------------         ------------        ---------------
Robert Hersh               1997         $284,905     $      -                                  -                  $     1,500
   Chairman, CEO           1996          271,338       43,787                                  -                        1,500
   and President           1995          258,418       14,917                                62,500                       794

Dean S. Rappaport
   Executive Vice          1997          256,414            -                                  -                        6,059
   President, Chief        1996          244,204       43,787                                  -                        6,496
   Operating Officer       1995          232,575       14,917                                62,500                     6,033

William D. Stewart         1997          256,414            -                                  -                        7,426
   Executive Vice          1996          244,204       43,787                                  -                        7,987
   President               1995          232,575       14,917                                62,500                     7,802

Nathan Katz                1997          256,414            -                                  -                        1,500
   Executive Vice          1996          244,204       43,787                                  -                        1,500
   President               1995          232,575       14,917                                62,500                       794

Wai Check Lau(5)
   President -             1997          210,393       34,030                                  -                            -
   Go-Gro Industries       1996          180,000            -                                  -                            -
   Limited                 1995          180,000            -                                  -                            -

-------------------------------

(1) Amounts for Messrs. Hersh, Rappaport, Stewart and Katz represent 1.67% of consolidated pre-tax income for the respective fiscal years ended September 30.

(2) Perquisites and personal benefits furnished to the named executive officers do not meet the disclosure thresholds established under SEC regulations.

(3) Stock options vest annually in increments of one-third of the options granted.

(4) The amounts disclosed in this column represent:

    (a) The portion of premiums paid by the Company for reverse split-dollar life insurance of $4,559 in 1997, $4,996 in 1996 and $5,239 in 1995 for
        Mr. Rappaport and $5,926 in 1997, $6,487 in 1996 and $7,008 in 1995 for
        Mr. Stewart.

    (b) The Company's matching contributions to the Company's 401(k) plan of $1,500 in 1997, $1,500 in 1996 and $794 in 1995 for each of Mr. Hersh,
        Mr. Rappaport, Mr. Stewart and Mr. Katz.

(5) Mr. Lau joined the Company on July 30, 1994, upon the Company's acquisition of Go-Gro Industries Limited. On December 4, 1997, Mr. Lau submitted his resignation from Go-Gro and the Company, effective January 23, 1998.

OPTIONS GRANTED

         No stock options were granted to the named executive officers of the Company during the fiscal year ended September 30, 1997.

OPTION EXERCISES AND HOLDINGS

         The following table provides information as to options exercised by each of the named executive officers of the Company during the fiscal year ended September 30, 1997 and the value of options held by such officers at September 30, 1997 in terms of the closing price of the Company's stock on September 30, 1997.

                                  AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                                      AND FISCAL YEAR END 1997 OPTION VALUES

                                                                                                 VALUE OF
                                            NUMBER OF SECURITIES UNDERLYING              IN-THE-MONEY OPTIONS AT
                      SHARES                 OPTIONS AT SEPTEMBER 30, 1997                 SEPTEMBER 30, 1997(1)
                   ACQUIRED ON     VALUE    --------------------------------       ---------------------------------
NAME                 EXERCISE     REALIZED  EXERCISABLE       UNEXERCISABLE        EXERCISABLE         UNEXERCISABLE
----               -----------    --------  -----------       -------------        -----------         -------------
Robert Hersh            0            0          300,866              20,834        $  696,000                 0

Dean S. Rappaport       0            0          298,266              20,834        $  685,438                 0

William D. Stewart      0            0          211,666              20,834        $  360,025                 0

Nathan Katz             0            0          196,666              20,834        $  298,188                 0

Wai Check Lau           0            0                0                   0                 0                 0

---------------------------

(1) Based on the closing price of the Company's stock on September 30, 1997 of $5.8125.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         The Company has entered into employment agreements with Robert Hersh, Dean S. Rappaport, William D. Stewart and Nathan Katz for three year terms, renewed each year on the Anniversary Date of each employment agreement. Commencing October 1, 1993, Messrs. Hersh, Rappaport, Stewart and Katz's base annual salaries were $246,112, $221,500, $221,500, and $221,500, respectively, with annual increases of the greater of 5% or the percentage increases in the consumer price index published by the U.S. Department of Labor ("U.S. Consumer Price Index"). Each of the above Executive Officers may receive options under their employment agreement and no options were granted during fiscal 1997.

         In connection with the employment agreements of Messrs. Hersh, Rappaport, Stewart and Katz, the Company agreed to fund a management bonus pool (the "Pool") with 6.67 % of the Company's consolidated pretax profits, at the end of each of the Company's fiscal years beginning with the year ending September 30, 1990 (Mr. Katz was entitled to participate in the bonus pool beginning October 1, 1993). Under the employment agreements described above, Messrs. Hersh, Rappaport, Stewart and Katz were each entitled to not less than one-fourth of the Pool. Bonuses were waived in 1990, no amounts were distributed in 1991 and 1997 due to pretax losses and amounts earned under the Pool in fiscal 1992, 1993, 1994, 1995 and 1996 totaled approximately $217,000, $356,000,
$614,000, $60,000 and $175,000, respectively.

         In connection with the Company's acquisition of Go-Gro Industries, Limited ("Go-Gro") the Company entered into an employment agreement with the previous majority stockholder of Go-Gro, Wai Check Lau, under which such individual served as President of Go-Gro. On April 1, 1997, Mr. Lau and the Company entered into a new employment agreement extending the term to March 31, 2002. In December 1997, this employment agreement was terminated as Mr. Lau submitted his resignation from Go-Gro and the Company, effective January 23, 1998.

         The employment agreements with Messrs. Hersh, Rappaport, Stewart and Katz each provide that, if the employee terminates his employment without good reason or is terminated for cause, such employee is subject to a non-competition provision for a three year period. In the event of a change of control of the Company preceded, accompanied or followed (within specified time limits) by a reduction of the employee's compensation or a diminution of his status or responsibilities, the employee is entitled to terminate his employment and receive a lump sum distribution of compensation in an amount equal to three times his then current effective yearly compensation, including, but not limited to, salary and bonuses. If the employee elects to so terminate, he will have the right to sell any shares of the Company's capital stock then owned to the Company at their fair market value and the non-competitive provisions contained in the employment agreements shall terminate. Payments under the agreements by the Company after a change of control are, however, limited to the amount which would be deductible by the Company under the Internal Revenue Code of 1986, as amended. A "change of control" is deemed to occur upon (i) the acquisition of 21% of the Company's voting power, (ii) the election of three or more directors without approval of the incumbent directors, as defined, within a twelve-month period, or (iii) the incumbent directors becoming less than a majority of the Board of Directors of the Company or its successor. The agreements also provide for payments of three times annual compensation if the employment is terminated without cause by the Company or for good reason by the employee.

         The Company pays its proportionate share of a reverse split-dollar life insurance policy on Mr. Rappaport's, Mr. Katz's and Mr. Stewart's life. In the event of Mr. Rappaport's, Mr. Katz's or Mr. Stewart's death during the term of their employment agreements, the Company would receive $1,000,000.

LEGAL PROCEEDINGS

         On June 4, 1991, the Company was served with a copy of the Complaint in a matter captioned JOHN H. BROWDER VS. CATALINA LIGHTING, INC., ROBERT HERSH, DEAN S. RAPPAPORT AND HENRY GAYER, Case No. 91-23683, in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida. The Company agreed to indemnify each of the individual directors and former director and the Company for expenses paid for the legal costs for the defense of such proceeding. On February 3, 1997, the plaintiff voluntarily dismissed the claim against the directors.

         On February 23, 1993, Dana Lighting (now Catalina Industries), a subsidiary of the Company, was served with a copy of the Complaint in a matter captioned HOLMES PRODUCTS CORPORATION VS. DANA LIGHTING, INC. AND NATHAN KATZ, Case No. 93-0249 in the Superior Court of the Commonwealth of Massachusetts. The Company and the directors believe that the Complaint is totally without merit and are vigorously defending the same. The Company has agreed to indemnify Mr. Katz against liabilities incurred in connection with such proceeding to the extent permitted by Florida law and the Company may advance expenses to Mr. Katz arising out of such proceeding.

COMPENSATION OF DIRECTORS

         Salaried employees of the Company do not receive any additional compensation for serving as a director or committee member. Non-employee directors receive an annual retainer of $14,000, plus $1,000 per Board meeting and Committee meeting attended. Mr. Silverman and Mr. Burrow are reimbursed for their travel expenses to the meetings.

         Options were granted to purchase 10,000 shares of the Company's Common Stock on a one time basis upon election and 2,000 shares for each year served. Options were granted at the annual meeting which coincided with their election or appointment. The exercise price was the fair market value of the Common Stock on the date granted, and options were granted for a term of ten years. Options may not be exercised before the next subsequent annual meeting of stockholders following the date of the grant. Options are exercisable during the term only by the non-employee Directors and are transferable only by will or the laws of descent and distribution. No options are presently available under the Director Plan.

NONQUALIFIED STOCK OPTIONS

         The Company from time to time issues non-qualified stock options to purchase shares of Common Stock to its officers. All such options are issued pursuant to individual stock option agreements and bear an exercise price equal to or in excess of the market value of the Common Stock on the date of grant. The period during which such options may be exercised varies, depending on the optionee and the circumstances under which the options have been granted. The exercise price of such options may be paid in cash or, under certain circumstances, by delivery of shares of Common Stock or by a combination of the foregoing. Other than options issued under the Director Plan, no non-qualified stock options were granted to directors or named executive officers during fiscal 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors consists of Leonard Sokolow, Henry Latimer and Ryan R. Burrow. Messrs. Sokolow, Latimer and Burrow are independent directors of the Company, and none are officers of the Company.

DIRECTOR AND OFFICER SECURITIES REPORTS

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no other reports were required, the Company believes that, all filing requirements applicable to its officers, directors and persons who hold more than 10% of the Common Stock were complied with during the 1997 fiscal year, except Robert Wachs, a former Director of the Company, who inadvertently filed a report late on December 17, 1996 related to 4,950 shares purchased in October 1996.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee is responsible for developing the Company's executive compensation strategy and for administering the policies and programs that implement this strategy. The Committee is composed of Ryan R. Burrow, Henry Latimer and Lenny Sokolow all of whom are independent non-employee directors.

         The executive compensation strategy reflects the Company's fundamental philosophy of aligning the interests of management with the long-term performance of the Company while providing competitive levels of compensation. This strategy is designed to assist the Company in attracting and retaining qualified management.

         The Committee is charged with reviewing and approving compensation of the Company's executives each year. Recommendations of base salary are based upon the performance of the individual and cash bonuses are based upon the level of profitability of the Company. In its base salary determinations, the Committee takes into account individual experience, performance issues specific to a particular division or subsidiary, and salaries paid by comparable companies. Bonuses are based upon the Company's profitability as measured by a percentage of pretax earnings. Salary and bonus are also subject to terms of employment agreements the Company has previously entered into with certain of its Executive Officers. Four of the Company's Executive Officers, all named in the compensation tables, are parties to Employment Agreements with the Company. Reference is made to "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above for a discussion of the Company's employment and other agreements with its Executive Officers.

         In addition, the Committee grants stock options and restricted stock as a means of rewarding performance and encouraging stock ownership in the Company by its executives and thus to strengthen their personal commitment to the Company. The Committee's policy is to grant stock option awards annually, based on individual performance and the potential for the executive officer to contribute to the future success of the Company. No options were granted to Executive Officers during fiscal 1997.

         The Chairman of the Board and Chief Executive Officer of the Company is Robert Hersh. Mr. Hersh's 1997 compensation was determined in accordance with the provisions of his employment agreement entered into in August 1989, which provided for a base salary and a cash bonus based upon the Company's profitability as measured by 1.67% of pretax earnings. Mr. Hersh did not receive a bonus in fiscal 1997 due to a pretax loss.

POLICY WITH INTERNAL REVENUE CODE SECTION 162(M)

         The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986 (the "Code"). Code Section 162(m) provides that compensation paid to a company's chief executive officer and the four other highest paid executive officers employed by the company at year-end will not be deductible by the Company for federal income tax purposes to the extent such compensation individually exceeds $1 million. Code Section 162(m) excepts from this limitation certain "performance-based compensation".

         Although base salary and bonuses paid to the named Executive Officers have traditionally been well under $1 million, compensation from the exercise of stock options could potentially cause a named Executive Officer to have compensation in excess of $1 million. However, all options granted to the named Executive Officers prior to October 1993 are exempt from Code Section 162(m) under a "grandfather" provision.

         The Board of Directors has approved an amendment to the terms of the 1987 Stock Option and Stock Appreciation Rights Plan ("Plan") so that future awards under the Plan may qualify as "performance-based compensation" as defined by the Code. Said amendment provides that no participant may be awarded in any given fiscal year stock options, stock appreciation rights or other awards under the 1987 Stock Option and Stock Appreciation Rights Plan that, in the aggregate, represent more than 10% of the total authorized shares that may be issued under the Plan.

                      SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEE

                      RYAN R. BURROW
                      HENRY LATIMER
                      LEONARD SOKOLOW

PERFORMANCE GRAPHS

         The following line graph compares the cumulative total return of the Company's common stock to the total return index for the Standard & Poors 500 Index and a Peer Group Index of five stocks for the five year period from September 30, 1992 through September 30, 1997. The graph assumes $100 invested at the beginning of the period and reinvestment of dividends.

         The Peer Group consists of Windmere-Durable Holding, Inc., Helen of Troy Corporation, Thomas Industries, Inc., Genlyte Group, Inc. and Craftmade International Inc. The companies included as part of the Peer Group Index were selected on the basis of the similarity of such companies to the Company, considering such factors as products sold, sourcing of products, distribution channels and the industry within which such companies operate.

                          9/92     9/93     9/94    9/95     9/96     9/97
                          ----     ----     ----    ----     ----     ----
CATALINA LIGHTING, INC.   100      171      271     120       86      131
PEER GROUP                100      118      148     156      230      357
S & P 500                 100      113      117     152      183      257

STOCK OPTION PLAN

         EMPLOYEE PLAN. The Company's 1987 Stock Option and Stock Appreciation Rights Plan, as amended (the "Employee Plan"), is administered by the Stock Option Compensation Committee of the Board of Directors (the "Committee) and is designed to provide officers and other key employees with substantial responsibilities for the direction and management of the Company with additional incentive to promote the success of the Company. The Employee Plan provides for both incentive and non-statutory stock options and stock appreciation rights ("SAR's"). The Employee Plan authorizes the grant of SAR's either in tandem with, or separately and apart from, stock options granted to participants. An SAR is the right to receive the amount by which the fair market value per share of Common Stock on the date on which the SAR is exercised exceeds the fair market value of Common Stock on the date on which the SAR was granted.

         Under the Employee Plan, options may be granted for up to 1,750,000 shares of Common Stock, at a price of 100% of the fair market value of the Common Stock on the date of grant (110% in the case of holders of more than 10% of the stock). No participant may be awarded in any given fiscal year stock options, stock appreciation rights or other awards that, in the aggregate, represent more than 10% of the total authorized shares that may be issued under the Plan. No option granted as an incentive stock option may extend for a period of more than 10 years (5 years for a holder of more than 10% of the stock) from the date granted. Options forfeited by employees, whether through expiration or by the grantee's departure from the Company, become once again available under the Plan. The Employee Plan permits cancellation and reissuance of previously granted stock options, with such reissuance to be at a price not less than the market price on the date of reissuance. Presently, as of April 30, 1998 there are 1,310,299 options outstanding, 1,241,235 options exercisable under the Plan and 18,592 shares available for options that could be granted.

         The exercise price may be paid in full by a participant in cash, previously acquired Common Stock valued at the fair market value thereof on the date of exercise of the stock option by the participant, or a combination of cash and Common Stock so valued. All options granted under the Employee Plan through the date of this Proxy Statement vest annually in increments of one-third of the amount of the grant, except that the option will vest immediately in full upon a "Change of Control".

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leased its two facilities located in Massachusetts from entities in which an officer and a former officer had an ownership interest. One of the leases expired in 1996 and the other one is on a month-to-month basis. Rent expense related to these leases was approximately $148,000, $530,000 and $521,000, for the years ended September 30, 1997, 1996 and 1995, respectively.

         The Company leases its Hong Kong office from a company owned by the former President and former majority stockholder of Go-Gro. The lease expires in 1999 but may be extended for an additional two years. Rent expense related to this lease was $270,000, $258,000 and $237,000, for the years ended September 30, 1997, 1996 and 1995, respectively.

         During the years ended September 30, 1997, 1996 and 1995, Go-Gro purchased $2.1 million, $1.8 million and $1.1 million, respectively, in raw materials from an affiliate which is fifty percent owned by the Company and which includes the former President of Go-Gro as one of its directors.

         On December 22, 1997 the Company advanced $100,000 to Dean S. Rappaport, increasing his indebtedness to the Company to approximately $111,000. The $100,000 advance bears interest at LIBOR plus 2.5%, is secured by stock option agreements to purchase 100,000 shares of the Company, and matures December 19, 1998.

         On January 6, 1998, the Company advanced $50,000 to William D. Stewart, increasing his indebtedness to the Company to approximately $61,000. The advance bears interest at LIBOR plus 2.5%, is secured by stock option agreements to purchase 50,000 shares of the Company and matures January 5, 1999.

         On January 9, 1998, the Company advanced $13,207 to Nathan Katz increasing his indebtedness to the Company to $70,000. Such indebtedness bears interest at LIBOR plus 2.5% , is secured by stock option agreements to purchase 45,000 shares of the Company and matures January 9, 1999.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors recommends that the Stockholders ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's auditors for 1998. A representative of Deloitte & Touche LLP is expected to appear at the Annual Meeting to make a statement if he so desires and to be available to answer appropriate questions from stockholders.

                                  OTHER MATTERS

         Management is not aware of any other business that may come before the Meeting. However, if additional matters properly come before the Meeting, proxies will be voted at the discretion of the proxy-holders.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals which are requested to be included in the proxy materials of the Company at its next Annual Meeting must be received by the Company no later than January 10, 1999 to be eligible for consideration. Such a proposal must comply with requirements as to form and substance established by applicable laws and regulations in order to be included in the proxy statement.